Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-183170) and Form S-8 (Nos. 333-182203 and 333-175841) of C&J Energy Services, Inc. of our report dated February 26, 2014, with respect to the consolidated financial statements of C&J Energy Services, Inc. and subsidiaries as of December 31, 2013, and for each of the two years in the period ended December 31, 2013, which appears in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ UHY LLP

Farmington Hills, Michigan

February 20, 2015